SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

THE PANTRY, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE PANTRY, INC.

1801 Douglas Drive

P.O. Box 1410

Sanford, North Carolina 27330

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 29, 2005

You are cordially invited to attend the Annual Meeting of Stockholders of The Pantry, Inc., which will be held on Tuesday, March 29, 2005, at 10:00 a.m. Eastern Standard Time, at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703, for the following purposes:

•	To elect nine nominees to serve as directors each for a term of one year or until his successor is duly elected and qualified;

•	To ratify the appointment of Deloitte & Touche LLP as ours and our subsidiaries’ independent public accountants for the fiscal year ending September 29, 2005; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on January 28, 2005, are entitled to notice of and to vote at the annual meeting and any and all adjournments or postponements thereof.

Your vote is very important. A proxy card is enclosed for the convenience of those stockholders who do not plan to attend the annual meeting in person but desire to have their shares voted. If you do not plan to attend the annual meeting, please complete and return the proxy card as soon as possible in the envelope provided for that purpose. If you return your card and later decide to attend the annual meeting in person or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

By Order of the Board of Directors

Daniel J. Kelly

Chief Financial Officer

Sanford, North Carolina

February 14, 2005

THE PANTRY, INC.

1801 Douglas Drive

P.O. Box 1410

Sanford, North Carolina 27330

PROXY STATEMENT

GENERAL INFORMATION

Our board of directors is mailing this Proxy Statement and the accompanying proxy card to stockholders on or about February 14, 2005, in connection with the solicitation of proxies for use at the annual meeting of stockholders to be held at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703, on Tuesday, March 29, 2005, at 10:00 a.m. Eastern Standard Time, and at all adjournments or postponements thereof.

We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. We have retained Morrow & Co., Inc. to aid in the search for stockholders and delivery of proxy materials. The aggregate fees to be paid to Morrow & Co., Inc. are not expected to exceed $5,000.00. In addition, as part of the services provided to us as our transfer agent, Wachovia Bank, N.A. will assist us in identifying recordholders.

ANNUAL MEETING

Purposes of Annual Meeting

The principal purposes of the annual meeting are to:

•	elect nine nominees to serve as directors each for a term of one year or until his successor is duly elected and qualified;

•	ratify the action of the audit committee of our board of directors in appointing Deloitte & Touche LLP as ours and our subsidiaries’ independent public accountants for the 2005 fiscal year; and

•	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our board of directors knows of no other matters other than those stated above to be brought before the annual meeting.

Voting

Pursuant to our Bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the annual meeting will be necessary and sufficient to constitute a quorum for the transaction of business. Once a quorum is established at the annual meeting, the vote required to approve each proposal is set forth below:

• Proposal 1—“Election of Directors”	a plurality of the votes cast at the annual meeting and entitled to vote thereon

• Proposal 2—“Ratification of Auditors”; and any other matter to properly come before the annual meeting	the affirmative vote of the holders of a majority in voting power of the shares of our stock that are present in person or by proxy and entitled to vote

“Plurality” means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will not be included in determining which nominees receive the highest number of votes.

Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for purposes of determining whether stockholder approval of a matter has been obtained. Because abstentions with respect to any matter are treated as shares present in person or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions will have the same effect as negative votes for Proposal 2.

Proxy Cards

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained in the proxy card. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying “Notice of Annual Meeting of Stockholders” and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	attending the annual meeting and voting in person,

•	delivering a written revocation to our company’s secretary or

•	delivering a proxy in accordance with applicable law bearing a later date to our company’s secretary.

Record Date

Our board of directors has fixed the close of business on January 28, 2005, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on January 27, 2005, there were 20,322,242 shares of our common stock outstanding. On all matters to come before the annual meeting, each holder of common stock will be entitled to vote at the annual meeting and will be entitled to one vote for each share owned.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of January 27, 2005, regarding shares of our common stock owned of record or known to us to be beneficially owned by:

•	each of our directors;

•	our chief executive officer and each of our four other most highly compensated executive officers;

•	all those known by us to beneficially own more than 5% of our outstanding common stock; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated:

•	the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable; and

•	the address of each of the stockholders listed in this table is as follows: c/o The Pantry, Inc., P.O. Box 1410, 1801 Douglas Drive, Sanford, North Carolina 27330.

The percentages shown below have been calculated based on 20,322,242 total shares of common stock outstanding as of January 27, 2005.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percentage of Class
Freeman Spogli & Co.(2)
FS Equity Partners III, L.P.	2,534,667		12.5%
FS Equity Partners IV, L.P.	1,247,691		6.1%
FS Equity Partners International, L.P.	102,011		*
Todd W. Halloran	—		—
Charles P. Rullman	—		—
Chilton Investment Company, Inc.(3)	3,231,145		15.9%
Peter J. Sodini(4)	320,578		1.6%
Peter M. Starrett(5)	78,852		*
Joseph A. Krol(6)	90,580		*
Steven J. Ferreira(7)	36,611		*
David M. Zaborski(8)	22,984		*
Daniel J. Kelly (9)	29,333		*
Hubert E. Yarborough, III(10)	23,833		*
Byron E. Allumbaugh(11)	48,333		*
Thomas M. Murnane(12)	26,667		*
Paul L. Brunswick(13)	3,333		*
Bryan E. Monkhouse	—		—
All directors and executive officers as a group (13 individuals)(14)	4,565,473	(15)	21.9%

*	Less than 1.0%.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of January 27, 2005, through the exercise of any stock option or other rights. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options.
(2)	The business address of Freeman Spogli & Co., FS Equity Partners III, L.P. and FS Equity Partners IV, L.P. is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International, L.P. is c/o Padget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.
(3)	As reported by Chilton Investment Company, Inc. in its report on Schedule 13F filed with the Securities and Exchange Commission for the quarter ended September 30, 2004. The business address of Chilton Investment Company, Inc. is 1266 East Main Street, 7th Floor, Stamford, Connecticut, 06920.
(4)	Includes 315,578 shares of common stock subject to presently exercisable stock options.
(5)	Includes 6,667 shares of common stock subject to presently exercisable stock options. Mr. Starrett’s business address is c/o Freeman Spogli, 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.
(6)	Includes 88,990 shares of common stock subject to presently exercisable stock options.
(7)	Includes 35,667 shares of common stock subject to presently exercisable stock options.
(8)	Includes 22,984 shares of common stock subject to presently exercisable stock options.
(9)	Includes 29,333 shares of common stock subject to presently exercisable stock options.
(10)	Includes 23,333 shares of common stock subject to presently exercisable stock options.
(11)	Includes 23,333 shares of common stock subject to presently exercisable stock options
(12)	Includes 16,667 shares of common stock subject to presently exercisable stock options.
(13)	Includes 3,333 shares of common stock subject to presently exercisable stock options.
(14)	Includes 574,679 shares of common stock subject to presently exercisable stock options.
(15)	Includes 3,884,369 shares of common stock owned by Freeman Spogli, since Messrs. Halloran and Rullman are affiliated with those entities.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our board of directors oversees our business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, our board of directors does not involve itself in day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with our chief executive officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them and by participating in board and committee meetings. Our directors are elected annually and hold office for a period of one year or until their successors are duly elected and qualified. Our board of directors, in its business judgment, has made an affirmative determination that each of Messrs. Yarborough, Murnane, Allumbaugh, Starrett, Halloran, Rullman, Brunswick and Monkhouse meet the definition of “independent director” as that term is defined by Nasdaq Marketplace Rules.

There are no family relationships among our directors or executive officers. There are no material proceedings to which any of our directors or executive officers, or any of their associates, is a party adverse to our company or any of our company’s subsidiaries or has a material interest adverse to our company or any of our company’s subsidiaries.

To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board Meetings

Our board of directors met 11 times during fiscal 2004. Each director attended 75% or more of the aggregate of the board meetings (held during the period for which the director was in office) and committee meetings of the board of which the director was a member. During fiscal 2004, our independent directors held two meetings separate from management.

Policy on Attendance at Annual Meetings of Stockholders.    We do not have a stated policy, but encourage our directors to attend each annual meeting of stockholders. At last year’s annual meeting of stockholders, held on March 31, 2004, two of our directors were present and in attendance.

Board Committees

The board has three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee.

Audit Committee.    The audit committee was established by our board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The audit committee is responsible for selecting our independent public accountants and reviewing the scope, results and effectiveness of the annual audit and other services provided by our independent public accountants. In addition, the audit committee is responsible for reviewing our financial statements and the audit letters provided by our independent public accountants. Finally, the audit committee is responsible for reviewing our systems of internal control with management and the independent public accountants.

The members of the audit committee for fiscal 2004 were Paul L. Brunswick (Chairman), Byron E. Allumbaugh, Hubert E. Yarborough, III and Thomas M. Murnane. Our board of directors, in its business judgment, has made an affirmative determination that each of Messrs. Brunswick, Allumbaugh, Yarborough and

Murnane (i) are “independent directors” as that term is defined by Nasdaq Marketplace Rules and (ii) satisfies Nasdaq Marketplace Rules relating to financial literacy and experience. Our board of directors has also determined that Mr. Brunswick is an “audit committee financial expert” as such term is defined in the Exchange Act. The audit committee met nine times during fiscal 2004. For additional information regarding the audit committee, see “Audit Committee Report” below.

Compensation Committee.    The compensation committee is responsible for recommending compensation arrangements for our officers and the review of our compensation plans and policies. The members of the compensation committee at the beginning of fiscal 2004 were Charles P. Rullman (Chairman), Jon D. Ralph and Byron E. Allumbaugh. In April 2004, Mr. Starrett was appointed to the compensation committee in place of Mr. Ralph, and Mr. Allumbaugh assumed the role and duties of chairman of the compensation committee. None of Messrs. Starrett, Rullman or Allumbaugh are employed by our company and our board of directors, in its business judgment, has determined that each of Messrs. Starrett, Rullman and Allumbaugh are “independent directors” as that term is defined by Nasdaq Marketplace Rules.

The compensation of our chief executive officer and each of our executive officers for fiscal 2005 was unanimously approved by the board of directors, including unanimous approval by the compensation committee. During fiscal 2004, Mr. Sodini participated in board of director deliberations regarding the compensation of our executive officers. The compensation committee met three times in fiscal 2004. For additional information regarding the compensation committee, see “Compensation Committee Report” below.

Corporate Governance and Nominating Committee.    Our board of directors has established a corporate governance and nominating committee to assist the board in (i) identifying and evaluating individuals qualified to become members of the board of directors and recommending qualified individuals for nomination to the board of directors and to each of its committees; and (ii) ensuring the highest standards of good corporate governance by, among other things, reviewing and evaluating our corporate governance policies and procedures and recommending to the board of directors any changes to such policies and procedures that it deems necessary. The members of the corporate governance and nominating committee at the beginning of fiscal 2004 were Todd W. Halloran (Chairman), Jon D. Ralph and Thomas M. Murnane. In April 2004, Mr. Brunswick was appointed to the corporate governance and nominating committee in place of Mr. Ralph. In addition, in April 2004, Mr. Murnane assumed the role and duties of chairman of the corporate governance and nominating committee. Our board of directors, in its business judgment, has determined that each of Messrs. Halloran, Brunswick and Murnane are “independent directors” as that term is defined by Nasdaq Marketplace Rules. The corporate governance and nominating committee met three times in fiscal 2004.

The corporate governance and nominating committee acts under a written charter (a copy of which was affixed as Appendix A to the Proxy Statement for our 2004 annual meeting of stockholders) specifying its scope and purpose, which includes among other things, to:

•	assist the board in identifying, interviewing and recruiting qualified director candidates;

•	annually present to the board of directors a list of individuals recommended for nomination to the board at the annual meeting of stockholders based on the committee’s review of those qualifications the committee deems necessary for services as a member of the board;

•	monitor the independence of the board;

•	adopt (and periodically review) a code of business conduct and ethics to ensure continued compliance with applicable legal and Nasdaq standards and corporate best practices;

•	periodically review our public reporting and disclosure policies and procedures;

•	monitor and evaluate the work of our disclosure committee; and

•	develop and implement (and periodically review) legal compliance policies and procedures for reporting evidence of material violations of securities laws, as required by the Sarbanes-Oxley Act and SEC regulations promulgated thereto.

The corporate governance and nominating committee identifies, investigates and recommends prospective directors to the board with the goal of creating a balance of knowledge, experience and diversity. Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the corporate governance and nominating committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and our company, to maintain a balance of knowledge, experience and capability. The corporate governance and nominating committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and having high moral character, however the committee retains the right to modify these minimum qualifications from time to time. The corporate governance and nominating committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the board of directors, including unanimous approval by the independent directors of the board of directors.

The policy of the corporate governance and nominating committee (and the board of directors generally) is to consider written nominations of candidates for election to the board of directors properly submitted by stockholders, however it does not actively solicit such nominations. Pursuant to our Bylaws, stockholders must comply with certain procedures in connection with any nominations to the board of directors, which are summarized below under “Procedure for Nominations of Directors.” The corporate governance and nominating committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate is recommended by a stockholder or otherwise.

Procedure for Nominations of Directors

Our Bylaws provide procedures for the nomination of directors. Our Bylaws provide that nominations for the election of directors may only be made by the board of directors or, if certain procedures are followed, by any stockholder who is entitled to vote generally in elections of directors. Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us). Each such notice of a stockholder’s intent to nominate a director must set forth certain information as specified in our Bylaws.

Stockholder Communications

Our stockholders may communicate directly with the members of the board of directors or the individual chairmen of standing board committees by writing directly to those individuals at the following address: The Pantry, Inc., 1801 Douglas Drive, Sanford, North Carolina 27330. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual unless we believe the communication may pose a security risk.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors during fiscal 2004 were Messrs. Allumbaugh, Rullman, Starrett and Ralph. Messrs. Ralph and Rullman are principals in Freeman Spogli and Mr. Starrett is a consultant to Freeman Spogli. Freeman Spogli is our largest stockholder and has certain business relationships with our company described under “Certain Relationships and Related Transactions” below.

Additional Corporate Governance Matters

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers and directors. Our code of ethics (a copy of which was affixed as Appendix B to the Proxy Statement for our 2004 annual meeting of stockholders) is available free of charge upon written request to the attention of our corporate secretary, The Pantry, Inc., 1801 Douglas Drive, Sanford, North Carolina 27330 (telephone: 919-774-6700).

PROPOSAL 1:    ELECTION OF DIRECTORS

The board of directors has approved the nomination of the following nine directors for election at the annual meeting to serve for a period of one year or until the election and qualification of their successors: Todd W. Halloran, Charles P. Rullman, Peter J. Sodini, Peter M. Starrett, Hubert E. Yarborough, III, Byron E. Allumbaugh, Thomas M. Murnane, Paul L. Brunswick and Bryan E. Monkhouse. All of the nominees are currently serving on our board of directors. In December 2004, Mr. Monkhouse was appointed to our board of directors to fill the vacancy created by the resignation of Mr. Jon D. Ralph earlier in fiscal 2004. Mr. Monkhouse was recommended to our board of directors by certain of our non-management directors. It is intended that proxies will be voted in favor of all of the nominees.

Our board of directors has no reason to believe that the persons named above as nominees will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by our board of directors.

The following table and accompanying biographies provide information on our nominees for election to our board of directors at the annual meeting:

Name	Age	Year First Elected Director	Position with Our Company
Peter J. Sodini	64	1995	President, Chief Executive Officer and Director
Todd W. Halloran	42	1995	Director
Charles P. Rullman	56	1995	Director
Peter M. Starrett	57	1999	Director
Hubert E. Yarborough, III	60	1999	Director
Byron E. Allumbaugh	73	2002	Director
Thomas M. Murnane	57	2002	Director
Paul L. Brunswick	65	2003	Director
Bryan E. Monkhouse	60	2004	Director

Peter J. Sodini has served as our President and Chief Executive Officer since June 1996 and served as our Chief Operating Officer from February 1996 until June 1996. Mr. Sodini was Chief Executive Officer and a director of Purity Supreme, Inc. from December 1991 through February 1996. Prior to 1991, Mr. Sodini held executive positions at several supermarket chains including Boys Markets, Inc. and Piggly Wiggly Southern, Inc. Mr. Sodini has served as a director since November 1995.

Todd W. Halloran has served as a director since November 1995. Mr. Halloran joined Freeman Spogli in 1995 and became a Principal in 1998. From 1990 to 1995, Mr. Halloran was a Vice President and Associate at Goldman, Sachs & Co., where he worked in the Principal Investment Area and the Mergers and Acquisitions Department.

Charles P. Rullman has served as a director since November 1995. Mr. Rullman joined Freeman Spogli in 1995 as a Principal. From 1992 to 1995, Mr. Rullman was a General Partner of Westar Capital, a private equity investment firm specializing in middle market transactions. Prior to joining Westar, Mr. Rullman spent twenty years at Bankers Trust Company and its affiliate, BT Securities Corporation, where he was a Managing Director and Partner.

Peter M. Starrett has served as a director since January 1999. Since August 1998, Mr. Starrett has served as President of Peter Starrett Associates, a retail advisory firm, and has served as a consultant to Freeman Spogli. Prior to August 1998, Mr. Starrett was President of Warner Bros. Studio Stores Worldwide and had been employed by Warner Bros. since May 1990. Mr. Starrett is also a director of Pacific Sunwear of California, Inc., AFC Enterprises, Inc. and Guitar Center, Inc.

Hubert E. Yarborough, III has served as a director since September 1999. Mr. Yarborough currently is the President of The Yarborough Group of South Carolina, LLC, a national governmental relations firm. Prior to joining that firm, Mr. Yarborough was a shareholder in the McNair Law Firm, where his practice primarily involved representing clients before the South Carolina General Assembly, state regulatory and administrative agencies, the South Carolina Congressional delegation and various Federal regulatory agencies.

Byron E. Allumbaugh has served as a director since March 2002. Currently, Mr. Allumbaugh is a business consultant working with public and private companies. From 1976 to 1997, he served as Chairman and Chief Executive Officer of Ralphs Supermarkets based in Southern California. Currently, Mr. Allumbaugh is a director of CKE Restaurants, Inc. and The Penn Traffic Company.

Thomas M. Murnane has served as a director since October 2002. Mr. Murnane retired as a partner of PricewaterhouseCoopers, LLP in 2002. He served in various capacities in his tenure with that firm since 1980, including Director of the firm’s Retail Strategy Consulting Practice, Director of Overall Strategy Consulting for the East Region of the United States, and most recently, Global Director of Marketing and Brand Management for PwC Consulting. Mr. Murnane currently provides consulting services and is also a director of Finlay Enterprises, Inc., Pacific Sunwear of California, Inc. and Captaris, Inc.

Paul L. Brunswick has served as a director since July 2003. Since 1999, Mr. Brunswick has been President of General Management Advisory, a provider of financial and business consulting services. Mr. Brunswick was the Vice President and Chief Financial Officer of GoodMark Foods, Inc., a company in the meat snack business, from 1992 until 1999.

Bryan E. Monkhouse has served as a director since December 2004. Currently, Mr. Monkhouse consults on strategic investments in the petroleum industry. From 1998 to 2003, Mr. Monkhouse held various positions with Irving Oil Limited, a privately held petroleum refiner and marketer operating approximately 800 convenience stores in New England and eastern Canada. Most recently, from 2001 to 2003, Mr. Monkhouse served as Irwing’s Chief Operating Officer.

Our board of directors recommends that stockholders vote FOR the election of these nominees.

COMPENSATION

Director Compensation

Independent directors receive a $20,000 annual retainer (paid quarterly). They also receive $2,500 for each board meeting they attend, $1,000 for each committee meeting they attend, and $1,000 for each committee meeting at which they act as chairperson. Currently, our independent directors who receive such payments are Messrs. Yarborough, Allumbaugh, Murnane, Starrett, Brunswick, Halloran, Rullman and Monkhouse. Our other directors do not receive any compensation for their service on our board of directors. All directors are reimbursed for their reasonable out-of-pocket expenses in connection with their attendance at meetings.

Executive Compensation

The following table summarizes annual and long-term compensation paid or accrued by us for services rendered for the fiscal years indicated by our chief executive officer and our four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 individually during the year ended September 30, 2004 (collectively, the “named executive officers”):

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)			Securities Underlying Options/SARs	All Other Compensation(2)
Peter J. Sodini President and Chief Executive Officer	2004 2003 2002	$670,289 574,231 549,327	$500,000 400,000 250,000	$	— — 52,623	(3) (3) (4)	45,000 70,000 28,000	$6,505 6,000 5,500

Joseph A. Krol Vice President, Operations	2004 2003 2002	253,154 236,557 211,538	160,000 130,000 95,000		— — —	(3) (3) (3)	30,000 50,000 18,000	6,363 5,952 5,285

Steven J. Ferreira Senior Vice President, Administration	2004 2003 2002	247,615 229,615 207,308	160,000 130,000 85,000		— — 44,070	(3) (3) (5)	34,000 50,000 23,000	6,392 4,910 4,827

Daniel J. Kelly Vice President and Chief Financial Officer	2004 2003	209,231 140,769	140,000 75,000		— —	(3) (3)	18,000 35,000	2,538 —

David M. Zaborski Vice President, Merchandise Marketing	2004 2003 2002	180,981 170,870 162,115	140,000 95,000 60,000		— — —	(3) (3) (3)	18,000 35,000 14,000	4,499 3,320 2,750

(1)	Consists primarily of executive perquisites (medical, life, vehicle and tax services) and relocation reimbursements.
(2)	Consists of matching contributions to our Retirement Savings Plan.
(3)	Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for the named executive officer.
(4)	Includes $35,570 for the personal use of a company automobile.
(5)	Includes reimbursement of $34,607 for relocation expenses.

Option Grants in Last Fiscal Year

The following table reflects stock options granted during the past fiscal year to the named executive officers pursuant to our 1999 Stock Option Plan (the “1999 Plan,” which along with our 1998 Stock Option Plan sometimes collectively referred to herein as the “stock option plans”). No stock appreciation rights were granted to the named executive officers during fiscal 2004. All options expire seven years from the date of grant or, if sooner, 90 days after termination of employment:

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price per Share	Expiration Date
Name						5%	10%
Peter J. Sodini	45,000	(3)	20.6%	$14.80	10/22/2010	$271,350.00	$631,800.00
Joseph A. Krol	30,000	(3)	13.7%	$14.80	10/22/2010	180,900.00	421,200.00
Steven J. Ferreira	34,000	(3)	15.5%	$14.80	10/22/2010	205,020.00	477,360.00
David M. Zaborski	18,000	(3)	8.2%	$14.80	10/22/2010	108,540.00	252,720.00
Daniel J. Kelly	18,000	(3)	8.2%	$14.80	10/22/2010	108,540.00	252,720.00

(1)	Potential realizable value of grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the respective term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of our common stock increasing to $20.83 and $28.84 per share, respectively.
(2)	Options to purchase an aggregate of 219,000 shares were granted to employees during fiscal 2004.
(3)	Non-qualified stock options granted October 22, 2003. Shares subject to the options granted vest over three years, with 33.3% of such shares vesting on October 22 of each year beginning October 2004.

Option Exercises in Last Fiscal Year and Fiscal Year-end Option Value

The following table sets forth information with respect to option exercises by the named executive officers for the fiscal year ended September 30, 2004 and held by them as of that date:

	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at September 30, 2004(#)		Value of Unexercised In-the-Money Options at September 30, 2004($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter J. Sodini	134,160	2,637,410	267,911	101,000	4,593,361	1,749,050
Joseph A. Krol	39,468	765,155	56,324	69,333	997,851	1,213,733
Steven J. Ferreira	82,000	1,615,638	—	75,000	—	1,288,629
David M. Zaborski	50,500	1,019,595	—	46,000	—	827,859
Daniel J. Kelly	—	—	11,667	41,333	247,333	681,327

(1)	These values are based upon the difference between the exercise price and the closing price per share on September 30, 2004 of $25.17.

Executive Employment Contracts

We have entered into employment agreements with our chief executive officer and each of our named executive officers that provide for certain severance payments upon a change of control of our company.

Peter J. Sodini. We entered into an employment agreement with Mr. Sodini on October 1, 1997. The agreement was subsequently amended to provide that the term shall expire on September 30, 2006. The agreement provides for:

•	an annual base salary of $475,000 (subject to annual adjustment by the board of directors);

•	participation in any of our benefit programs; and

•	participation in an incentive bonus program that provides for a payout of a minimum of 25% of base salary upon the achievement of goals determined by the board of directors (this bonus arrangement is not tied to specific objectives—principal factors considered by the board of directors are increases in earnings per share, EBITDA improvement, comparable sales growth, acquisition quality and future outlook).

Pursuant to the terms of the agreement, if we terminate Mr. Sodini prior to a “change in control” with just cause, Mr. Sodini will be entitled to his then effective compensation and benefits through the last day of his actual employment. If Mr. Sodini is terminated because of death or disability, we will pay to the estate of Mr. Sodini, in the case of his death, or to Mr. Sodini, in the case of his disability, one year’s pay less amounts paid under any disability plan.

If Mr. Sodini is terminated by us prior to a “change in control” without just cause, he will be entitled to amounts due him on the effective termination date, severance pay equal to his then current monthly salary for a period of 18 months and continued medical insurance coverage during the severance payment period (unless he is able to procure medical insurance coverage from a subsequent employer).

If Mr. Sodini’s employment is terminated without “cause” or for “good reason” following a “change in control,” then Mr. Sodini is entitled to salary continuation and benefits for 24 months.

For purposes of Mr. Sodini’s employment agreement, the terms below have the following meanings:

“Change in control” occurs if:

•	a change in control, of a nature that would be required to be disclosed in our proxy statement, occurs, whether or not we are required to so disclose it in our proxy statement;

•	any “person” (which could include two or more persons acting as a partnership, limited partnership, syndicate or other group), other than The Pantry, a trustee or other fiduciary holding securities under one of our employee benefit plans or a company owned by our stockholders becomes the “beneficial owner” (as defined under the federal securities laws) of securities representing more than 50% of our combined voting power;

•	any person, other than our existing stockholders, becomes the beneficial owner of more than 50% of our outstanding voting securities;

•	we consummate certain mergers or consolidations; or

•	we are liquidated or we sell or dispose of all or substantially all of our assets.

“Good reason” includes:

•	a reduction in Mr. Sodini’s annual base salary;

•	an adverse alteration in the nature of his position or responsibilities;

•	moving Mr. Sodini’s employment base more than 25 miles from its current location; or

•	a good faith determination by Mr. Sodini that as a result of the change in control, he is not able to discharge his duties effectively.

“Cause” includes:

•	a willful and continued failure to perform;

•	engaging in conduct that injures us; and

•	being convicted of a felony or any crime of moral turpitude.

Mr. Sodini’s agreement contains covenants prohibiting Mr. Sodini, through the period ending on the later of 18 months after termination or such time as he no longer receives severance benefits from us, from competing with us or soliciting our employees for employment.

Other Executive Officers.    We have also entered into employment agreements with each of our named executive officers. The agreements are for one year terms, ending on April 30, 2004, but renew for successive one-year terms unless either party gives the other notice of non-renewal or the agreement is otherwise terminated. If any of the named executive officers is terminated without “cause” prior to a “change in control,” he would receive salary continuation for 12 months or until such time as he engages in other employment, after which he would receive the difference, if any, between his previous salary with us and his new salary.

If the named executive officer’s employment is terminated without cause or for “good reason” following a “change in control”, he would receive salary continuation and health insurance for a period of 24 months from the termination date or until such time he engages in other employment, after which he would receive the difference, if any, between his previous salary with us and his new salary.

For purposes of our employment agreements with each of the named executive officers, the terms below have the following meanings:

A “change in control” occurs if:

•	any “person” (which could include two or more persons acting as a partnership, limited partnership, syndicate or other group), other than The Pantry, a trustee or other fiduciary holding securities under one of our employee benefit plans or a company owned by our stockholders becomes the “beneficial owner” (as defined under the federal securities laws) of securities representing more than 50% of our outstanding voting power;

•	any person, other than our existing stockholders, becomes the beneficial owner of more than 50% of our outstanding voting securities;

•	we consummate certain mergers or consolidations; or

•	we are liquidated or we sell or dispose of all or substantially all of our assets.

“Good reason” includes:

•	a reduction in annual base salary;

•	an adverse alteration in the nature of the named executive officer’s position or responsibility;

•	moving the named executive officer more than 50 miles from his current location;

•	the failure to pay the named executive officer any portion of his current compensation or compensation under any deferred compensation program within seven days of the due date; or

•	the failure to provide the named executive officer with benefits substantially similar to those enjoyed by him under any of our plans that he was participating in at the time of a change in control.

“Cause” means:

•	willful and continued failure to perform his duties;

•	insubordination;

•	conduct demonstrably and materially injurious to us; or

•	conviction of or entry of plea of guilty or nolo contendre to any crime involving moral turpitude or any felony.

Each agreement with the named executive officers contains a covenant prohibiting such officer through the period ending on the later of 12 months after termination or such time as he no longer receives severance benefits from us, from competing with us or soliciting our employees for employment.

Equity Compensation Plan Information

We maintain our stock option plans, pursuant to which we may grant equity awards to eligible persons. The following table sets forth aggregate information regarding our compensation plans in effect as of September 30, 2004:

	(a)	(b)	(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuances Under Equity Compensation Plans (excluding Securities reflected in Column(a))
Equity compensation plans approved by security holders	936,753	$7.91	3,535,339
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	936,753	$7.91	3,535,339

The following descriptions of our stock option plans are a summary of the material terms and provisions of the respective plans and are not intended to be complete. Such descriptions are qualified in their entirety by reference to the full text of each such plan, a copy of each of which has been filed with the Securities and Exchange Commission and is available at the SEC’s website at http://www.sec.gov.

Stock Option Plans.    We adopted the 1998 Stock Option Plan in January 1998. The 1998 Stock Option Plan provides for the grant of incentive stock options and nonqualified stock options, as appropriate, to our officers, employees, consultants and members of our board of directors. An aggregate of 1,275,000 shares of common stock have been reserved for issuance under the 1998 Stock Option Plan as of February 14, 2005. Options to acquire 207,168 shares of common stock are outstanding under the 1998 Stock Option Plan with exercise prices no less than the fair market value of our common stock on the date of grant. In January 2003, our board of directors terminated the 1998 Stock Option Plan, but its provisions continue to govern options to purchase common stock, which were outstanding as of the date of termination.

On June 3, 1999, we adopted the 1999 Plan with provisions similar to the 1998 Stock Option Plan, providing for the grant of incentive stock options and nonqualified stock options to our officers, directors, employees and consultants. Up to 3,825,000 shares of our common stock initially were reserved for issuance under the 1999 Plan. In connection with the termination of the 1998 Stock Option Plan in January 2003, our board of directors amended the 1999 Plan to increase the number of shares of common stock that may be used under the 1999 Plan by 882,505 shares, which was the number of shares that remained available for issuance under the 1998 Stock Option Plan at that time. As amended, up to 4,707,505 shares of our common stock are reserved for issuance under the 1999 Plan. Options to acquire 729,585 shares of common stock are outstanding under the 1999 Plan as of February 14, 2005 with exercise prices no less than the fair market value of our common stock on the date of grant.

Each of the stock option plans are administered by our board of directors or a committee of our board of directors. The exercise price of options granted under the 1999 Plan is no less than the fair market value of our common stock on the date of grant. Options granted under the 1999 Plan generally vest in equal annual installments over a three-year period, and may be exercised, in whole or in part, to the extent vested. Options granted under the 1999 Plan generally have terms of up to seven years. Additionally, the terms and conditions of awards under the plans may differ from one grant to another.

Freeman Spogli has the right to require the sale of certain of the shares purchased under our stock option plans in the event it sells all of its holdings of our common stock. Similarly, under certain circumstances, a purchaser of shares under our stock subscription plan may be forced to sell all of the shares purchased under such plan if Freeman Spogli finds a third party buyer for all or part of the shares of common stock held by Freeman Spogli.

Compensation Committee Report

The compensation committee of our board of directors develops, oversees and reviews our general compensation plans and policies and recommends the individual compensation arrangements for our chief executive officer and each of our executive officers, including the named executive officers. The compensation committee also administers the stock option plans. The compensation committee is comprised solely of directors who are not employed by our company and who are “independent directors” as that term is defined by Nasdaq Marketplace Rules.

Our Executive Compensation Program

Our compensation committee is committed to designing and implementing a program of executive compensation that will contribute to the achievement of our business objectives. We have an executive compensation program that we believe:

•	fulfills our business and operating needs, comports with our general human resource strategies and enhances shareholder value;

•	enables us to attract, motivate and retain the executive talent essential to the achievement of our short-term and long-term business objectives;

•	rewards executives for accomplishment of pre-defined business goals and objectives; and

•	provides rewards consistent with gains in stockholder wealth so that executives will be financially advantaged when stockholders are similarly financially advantaged.

In implementing our executive compensation program, we attempt to provide compensation opportunities that are generally comparable to those provided by similar companies in the convenience store, grocery and general retail industries. This “peer group” is not the same group used for the industry comparison in the performance graph found in the “Comparison of Cumulative Total Return” section below; rather, it reflects the industry groups with which we compete for personnel.

Elements of Executive Compensation

Our executive compensation program has four key components:

•	base salary;

•	annual performance awards;

•	long-term incentive awards; and

•	benefits.

These components combine fixed and variable elements to create a total compensation package that provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

Base Salary

Base salary represents the fixed component of our executive compensation program. Base salaries are set within ranges, which are targeted around the competitive norm for similar executive positions in similar companies in the convenience store, grocery and general retail industries. Individual salaries may be above or below the competitive norm, depending on the executive’s experience and performance. We consider the following factors in approving adjustments to salary levels for our executive officers:

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	the average size of salary increases being granted by competitors;

•	whether the responsibilities of the position have changed during the preceding year; and

•	the individual executive’s performance as reflected in the overall manner in which his assigned role is carried out.

Annual Performance Award

Annual performance awards are granted pursuant to our executive compensation plan and are intended to serve two primary functions. First, annual incentives permit us to compensate officers directly if we achieve specific financial performance targets. Second, annual incentives also serve to reward executives for performance on those activities that are most directly under their control and for which they are held accountable.

At the beginning of each year, we set specific performance goals for our company, each business unit and each individual executive. Performance awards are proportionately increased or decreased from the target to reflect performance levels that exceed or fall below expectations. For fiscal 2004, we determined the best criteria for measurement of our performance was cash flow and pre-tax earnings. Business unit and individual performance goals are based on each individual executive’s responsibilities and his respective contribution to our financial targets, including strategic initiatives, innovation, departmental effectiveness and personnel management.

The annual performance award is discretionary and the compensation committee has the authority to approve, reduce or entirely eliminate annual performance awards. Annual performance awards are cash-based and are paid at the end of each fiscal year. Generally, annual performance award amounts increase as financial measures increase above the levels originally set by our compensation committee.

Long-Term Incentive Awards

Long-term incentive awards are granted pursuant to the stock option plans and are intended to align the interests of executive officers and other key employees with those of our stockholders, reward executives for maximizing stockholder value and facilitate the retention of key employees.

The size of an individual’s stock option award is based primarily on individual performance and the individual’s responsibilities and position with our company. These options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, therefore, the stock options have value only if our common stock price appreciates from the value on the date the options were granted. This feature is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in our company. These options vest and become exercisable in three equal, annual, installments beginning on the first anniversary of the date of grant. The stock option plans are discretionary plans; however, it has been the compensation committee’s practice generally to award options annually.

Benefits

Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

Chief Executive Officer (“CEO”) Compensation

Mr. Sodini’s compensation for the fiscal year ended September 30, 2004, was determined in accordance with the above plans and policies taking into account his employment agreement with our company. During fiscal 2004, Mr. Sodini also earned $500,000 in annual performance awards.

Mr. Sodini’s employment agreement provides for his participation in an incentive bonus program (with a minimum payout of 25% of base salary upon the achievement of goals determined by the board of directors, and other perquisites). Mr. Sodini’s bonus arrangement is not tied to specific objectives. Principal factors considered by our board of directors are increases in earnings per share, EBITDA improvement, comparable sales growth, acquisition quality and future outlook.

Policy With Respect to $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for compensation paid to the named executive officers unless certain requirements are satisfied. An exception to this limitation is available for “performance-based” compensation, as defined under Section 162(m). Compensation received as a result of the exercise of stock options may be considered performance-based compensation if certain requirements of Section 162(m) are satisfied. In the event that the compensation committee considers approving compensation in the future that would exceed the $1 million deductibility threshold, the compensation committee will consider what actions, if any, should be taken to make such compensation deductible. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of our overall compensation philosophy. Form time to time, we may award compensation that is not fully deductible if we determine that such award is consistent with this philosophy and is in the best interests of our company and its stockholders.

Conclusion

The compensation committee believes that these executive compensation policies and programs effectively promote our interests and enhance stockholder value.

Submitted by our compensation committee

Peter M. Starrett

Byron E. Allumbaugh (Chairman)

Charles P. Rullman

Comparison Of Cumulative Total Return

The following graph compares the cumulative total stockholder return on our common stock since June 9, 1999, the effective date of our initial public offering, through September 30, 2004, with the cumulative total return for the same period on the S&P SmallCap 600 Index, the Russell 2000 Index and a company-defined peer group. The graph assumes that at the beginning of the period indicated, $100 was invested in our common stock and the stock of the companies comprising the SmallCap 600 Index, the Russell 2000 Index and the company-defined peer group and that all dividends were reinvested. The company-defined peer group is composed of the common stock of the following issuers:

•	7-Eleven, Inc.;

•	Casey’s General Stores, Inc.;

•	Dairy Mart Convenience Stores, Inc. (includes both Series A and Series B common stock); and

•	Uni Marts, Inc.

The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions as to future stockholder returns.

Audit Committee Report

The audit committee of our board of directors is composed of Paul L. Brunswick (Chairman), Byron E. Allumbaugh, Hubert E. Yarborough, III and Thomas M. Murnane and operates under an amended and restated written charter (a copy of which was included as an appendix to our 2003 Proxy Statement and which was amended and restated by our board of directors in October 2002—the original written charter was adopted in March 2000). The role of the audit committee is to assist our board of directors in overseeing our company’s financial reporting process.

In the performance of its oversight function, the audit committee has met and held discussions with management, who represented to the audit committee that our company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with both management and the independent public accountants. The audit committee also discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

Our independent public accountants also provided to the audit committee the written disclosures required by the current version of Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed their independence with the independent public accountants. In connection with that, the audit committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2004 by Deloitte & Touche LLP to our company is compatible with maintaining the independent public accountants’ independence.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Management is responsible for our company’s internal controls and the financial reporting process. Our independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes, including our system of internal controls and the preparation of our consolidated financial statements, and members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent public accountants. The audit committee also hires and sets the compensation for our independent public accountants.

The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent public accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the amended and restated audit committee charter, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission. The audit committee also retained Deloitte & Touche LLP as our independent public accountants for the 2005 fiscal year.

Submitted by our audit committee

Paul L. Brunswick (Chairman)

Byron E. Allumbaugh

Hubert E. Yarborough, III

Thomas M. Murnane

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Subscription Plan

Our 1998 stock subscription plan permits our employees, including directors and executive officers, and our consultants to purchase up to an aggregate of 158,100 shares of common stock at a purchase price equal to the fair market value on the date of purchase. The purchase price for all common stock purchased under our stock subscription plan was $11.27 per share and was paid in cash and/or the delivery to us of a secured promissory note payable to us or one of our subsidiaries. As of February 14, 2005, we have issued 134,436 shares of common stock, net of subsequent repurchases of 6,273 shares, to 38 employees under the stock subscription plan.

We have the right to repurchase shares purchased under this plan upon an employee’s termination of employment. This right terminates with respect to each share on the first anniversary of the purchase date for such share. In addition, Freeman Spogli has the right to require the sale of all shares purchased under the stock subscription plan in the event it sells all of its holdings of our common stock.

No shares were purchased by our chief executive officer or any of the named executive officers during the last fiscal year pursuant to the stock subscription plan.

Registration Rights Agreements

We have entered into a registration rights agreement with Freeman Spogli and Mr. Sodini. The registration rights agreement obligates us:

•	on up to three occasions at the request of holders of at least 50% of the common stock held by the parties to the agreement, to register the resale of all common stock held by the requesting holders;

•	at any time to register the resale of shares of common stock having a value of more than $5 million at the request of any party; and

•	at any time, to allow any party to include shares in any registration of common stock by us.

In addition, we have entered into a separate registration rights agreement with Freeman Spogli granting demand and piggyback registration rights with respect to the common stock issuable upon exercise of warrants to purchase shares of our common stock held by Freeman Spogli. The warrants were exercised in full in a cashless exercise on December 9, 2003 for 1,607,855 shares of our common stock.

Other

We have adopted a policy that we will not enter into any material transaction in which a company director, officer or stockholder has a direct or indirect financial interest unless the transaction is reviewed and approved by the audit committee of our board of directors in accordance with applicable Nasdaq Marketplace Rules.

PROPOSAL 2:    RATIFICATION OF APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee of our board of directors is solely responsible for selecting our independent public accountants. The audit committee has selected Deloitte & Touche LLP as our independent public accountants for fiscal year 2005. Although stockholder approval is not required to appoint Deloitte & Touche LLP as our independent public accountants, we believe that submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify this appointment, such appointment will be reconsidered by the audit committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “For” this proposal.

During our fiscal year ended September 30, 2004, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

The audit report of Deloitte & Touche LLP on our consolidated financial statements for the years ended September 30, 2004, and September 25, 2003, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

A representative of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement and to respond to questions.

Audit Firm Fee Summary

During fiscal year 2004, we retained our independent public accountants, Deloitte & Touche LLP, to provide services in the following categories and amounts:

	Fiscal 2004	Fiscal 2003
Audit Fees	$542,147	$375,112
Audit-Related Fees	$688,193	$60,038
Tax Fees	$414,686	$585,593
All Other Fees	$98,651	$91,110

Total Fees	$1,743,677	$1,111,835

Audit Fees.    This category includes the aggregate fees billed for professional services rendered for the audits of our consolidated financial statements for fiscal years 2004 and 2003, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during fiscal 2004 and 2003, and for services that are normally provided by the independent public accountants in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent public accountants that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, services associated with financing activities and audits of employee benefit plans. The increase in audit-related fees in fiscal 2004 compared to fiscal 2003 is primarily the result of services provided with respect to two equity offerings, a bond refinancing and the refinancing of our senior credit facility.

Tax Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent public accountants for tax compliance, tax planning and tax advice. Fees for tax compliance services totaled $341,416 and $386,694 in 2004 and 2003, respectively. Tax compliance services consisted of assistance with (i) federal, state and local income tax returns, (ii) requests for technical advice from taxing authorities, (iii) tax audits and appeals, and (iv) property tax returns.

Fees for tax planning and advice services totaled $73,190 and $198,899 in 2004 and 2003, respectively. Tax planning and advice consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals, income tax forecasting, trade discounts and analysis of ownership under Internal Revenue Code Section 382.

All Other Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent public accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The audit committee has considered the compatibility of the non-audit services performed by and fees paid to Deloitte & Touche LLP in fiscal 2004 and determined that such services and fees were compatible with the independence of the public accountants. During fiscal year 2004, Deloitte & Touche LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Nonaudit Services.    The audit committee has adopted, and the board of directors has ratified, a Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor (the “Approval Policy”), which describes the procedures and the conditions pursuant to which the audit committee may grant general pre-approval for services proposed to be performed by our independent public accountants.

All services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the audit committee. The audit committee may delegate to one or more designated member(s) of the audit committee, who satisfies the definition of “independent director” under Nasdaq Marketplace Rules (the “Designated Member”), the authority to grant pre-approvals of “permitted services” (which are defined as those that are not specifically prohibited by the Approval Policy), or classes of permitted services, to be provided by the independent public accountants. The Approval Policy describes the types of classes of permitted services (e.g., annual audit services or tax consulting services) that may be pre-approved by the audit committee or a Designated Member. The pre-approval of audit and nonaudit services may be given at any time up to a year before commencement of the specified service. The decisions of the Designated Member to pre-approve a permitted service are required to be reported to the audit committee at its regularly scheduled meetings.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountant. The audit committee will also consider whether the independent public accountant is best positioned to provide the most effective and efficient service to our company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

Our board of directors recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP for fiscal year 2005.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% beneficial owners to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the report forms that were filed, we believe that during fiscal 2004 all filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with, except that Mr. Allumbaugh failed to timely file a Form 4 covering one transaction, Mr. Krol failed to timely file a Form 4 covering one transaction, Mr. Sodini failed to timely file a Form 4 covering one transaction, Mr. Yarborough failed to timely file a Form 4 covering one transaction, Mr. Brunswick failed to timely file a Form 4 covering one transaction and Mr. Murnane failed to timely file a Form 4 covering one transaction.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

Any proposals which stockholders intend to present for a vote of stockholders at the 2006 annual meeting of stockholders and which such stockholders desire to have included in our Proxy Statement and form of proxy relating to that meeting must be sent to our principal executive offices, marked to the attention of our corporate secretary, and received by us at such offices on or before October 17, 2005, which is 120 calendar days prior to the anniversary of the date of this proxy statement. Our determination of whether we will oppose inclusion of any proposal in our Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with our judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after October 17, 2005, will not be considered for inclusion in our proxy materials for our 2006 annual meeting of stockholders.

In addition, if a stockholder intends to present a matter for a vote at the 2006 annual meeting of stockholders, the stockholder must give advance notice to us determined in accordance with our Bylaws. To be timely, a stockholder’s notice must be received by our Secretary at our principal executive offices between November 30, 2005 and December 30, 2005, which is not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of this year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us) (the “Bylaw Proposal Window”). Each such stockholder’s notice must set forth certain additional information as specified in our Bylaws, including without limitation:

•	as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and

•	the name and record address of the stockholder, the class and number of shares of our capital stock that are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

Finally, in accordance with SEC rules, if a stockholder gives notice of a proposal after December 31, 2005, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement (the “Discretionary Vote Deadline”), our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2006 annual meeting of stockholders.

It is possible that the Bylaw Proposal Window may occur after the Discretionary Vote Deadline (e.g. if the date of next year’s annual meeting is more than 70 days after the first anniversary of this year’s annual meeting). In such a case, a proposal received after the Discretionary Vote Deadline, but within the Bylaw Proposal Window, would be eligible to be presented at the 2006 annual meeting of stockholders, and we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to the meeting.

We have not been notified by any stockholder of his or her intent to present a proposal from the floor at this year’s annual meeting of stockholders. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting of stockholders, including any stockholder proposals properly presented to us within the Bylaw Proposal Window for this year’s annual meeting of stockholders.

MISCELLANEOUS

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED ON WRITTEN REQUEST, WITHOUT CHARGE TO ANY STOCKHOLDER. SUCH REQUESTS SHOULD BE ADDRESSED TO BERRY EPLEY, CORPORATE CONTROLLER, THE PANTRY, INC., P.O. BOX 1410, 1801 DOUGLAS DRIVE, SANFORD, NORTH CAROLINA 27330 ((919) 774-6700).

By Order of the Board of Directors

Daniel J. Kelly

Chief Financial Officer

Sanford, North Carolina

This Proxy is Solicited on Behalf of the Board of Directors

P    R    O    X    Y

THE PANTRY, INC.

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders.

The undersigned hereby appoints Peter J. Sodini and Daniel J. Kelly as proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of stock in The Pantry, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held on Tuesday, March 29, 2005, at 10:00 a.m. Eastern Standard Time, at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below as more particularly described in the Company’s proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof. In order to vote for the proposals, place an X in the appropriate box provided below. The Board recommends a vote “FOR” each of the proposals listed below.

1.	Election of the following nominees as directors for a one year term: Peter J. Sodini, Charles P. Rullman, Todd W. Halloran, Hubert E. Yarborough, III, Byron E. Allumbaugh, Thomas M. Murnane, Peter M. Starrett, Paul L. Brunswick and Bryan E. Monkhouse.

☐ FOR all nominees (except as marked to the contrary below.)	☐ WITHHOLD AUTHORITY to vote for all nominees.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) write that nominee’s name on the line provided below.)

2.	Ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 29, 2005.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

(continued and to be signed on the reverse)

(continued from other side)

By signing the proxy, a stockholder will also be authorizing the proxyholder to vote in his discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to stockholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Company believes that adjournment would promote stockholder interests.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE PROPOSALS LISTED ON THE OTHER SIDE OF THIS PROXY AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

SHARES

Please date and sign this Proxy and return promptly.

Dated:                                                                            , 2005

(Be sure to date proxy)

Signature and title, if applicable

Signature if held jointly

NOTE: Please sign your name exactly as it appears on this card. When signing for a corporation or partnership, or as agent, attorney, trustee, executor, administrator, or guardian, please indicate the capacity in which you are signing. In the case of joint tenants, each joint owner must sign.